Exhibit 99.1

FOR IMMEDIATE RELEASE

Nocera, Inc. Signs Worldwide Joint Distribution Agreement With Taiwan's E-PRO Display, Building the Channel Layer for AI Distribution

Agreement appoints Nocera a non-exclusive worldwide distributor under a pre-owned handset program shipping from Texas from late September through November 2026

TAIPEI, Taiwan, September 23, 2026 — Nocera, Inc. (Nasdaq: NCRA) (“Nocera” or the “Company”) today announced that it has entered into a Strategic Partnership and Joint Distribution Agreement (the “Agreement”) with E-PRO DISPLAY CO., LTD. (鈺博科技股份有限公司) of Taiwan (“E-PRO”), executed on September 17, 2026. Under the Agreement, E-PRO appoints Nocera as a non-exclusive joint distributor on a worldwide basis, with Nocera responsible for sales, customer development and channel building.

The Agreement places Nocera directly in the flow of physical devices moving from Texas to customers worldwide over roughly ten weeks. For Nocera, the value of that position is not only the margin it earns.

Every Technology Wave Has Been Won at the Distribution Layer

The personal computer was not won by the company that invented it. Neither was the smartphone, the app, or streaming. In each wave the invention became abundant within a few years, and the value settled with whoever controlled the route to the customer.

Artificial intelligence is arriving at that point. Models are becoming more capable and cheaper by the quarter. What has not become cheap is putting one in front of a customer willing to pay for it.

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Enterprises do not adopt an AI agent because a benchmark improved. They adopt it because someone who already supplies them, invoices them and understands their business brings it in, sets it up and shows them how to use it. That kind of relationship is earned one transaction at a time.

“For forty years, the winner of every technology wave has been at the distribution end, not the invention end,” said Andrew Teng, Asia Director of Nocera. “The capital is going into models. We are taking the position next to the customer instead. A device in a customer’s hands is the closest thing there is to an AI subscription — and this business does not need to be funded. It earns.”

The Strategic Path

Phase 1 — Take the position. Worldwide distribution rights, and the customer relationships that come from delivering at scale. Commencing under the Agreement.

Phase 2 — Same customers, one more thing to sell. AI services and agent subscriptions offered to customers already buying devices. An objective, dependent on future agreements and products.

Phase 3 — The device becomes the entry point. AI-enabled devices moving through an established channel, each unit carrying recurring software revenue. A long-term objective.

What has been signed is Phase 1.

The Program

The Agreement relates to a buy-back and trade-in program operated by iFP Green Technology Limited (愛鋒派綠色科技有限公司) and its affiliates (“iFP”), under which E-PRO holds exclusive distribution rights in respect of the goods allocated to it. The goods are pre-owned iPhone 17 Pro and iPhone 17 Pro Max handsets, which iFP states have passed its inspection. Shipments are expected in tranches from late September 2026 through the end of November 2026, from iFP’s facilities in Dallas / Fort Worth and Houston, Texas.

According to iFP’s written confirmation dated August 26, 2026, iFP has allocated to E-PRO approximately 600,000 handsets with an aggregate awarded value of approximately US$520.5 million. That allocation is E-PRO’s, as recorded by iFP. It is not revenue, orders, backlog or a commitment of Nocera, and Nocera makes no representation as to what volume will be purchased by or transacted through Nocera. Quantities actually distributed will be those stated in the sales orders or invoices issued by iFP upon shipment.

Terms of the Agreement

The Agreement is a framework. It imposes no minimum quantity, minimum amount or minimum term commitment on either party; each purchase requires a separate written sale and purchase contract, and either party may decline any tranche. Nocera has applied to be registered as a supplier of iFP, with E-PRO’s assistance, and that registration is in progress. The Agreement has an initial term of twelve months and is governed by the laws of the State of New York. The Company [has filed / intends to file] a Current Report on Form 8-K with the SEC reporting the execution of the Agreement; the full text of the Agreement will be filed as an exhibit to that report.

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About Nocera, Inc.

Nocera, Inc. (Nasdaq: NCRA) is building a portfolio of AI and energy infrastructure businesses across Asia, Europe and the United States, spanning AI model aggregation and distribution, device and channel operations, and renewable energy and storage assets. For more information, visit www.Nocera.company. For AI partnership inquiries, contact AI@PhoenixMGMTConsulting.com.

About E-PRO DISPLAY CO., LTD.

E-PRO DISPLAY CO., LTD. (鈺博科技股份有限公司) is a Taiwan-based electronics manufacturer established in 2005 and headquartered in Zhunan Township, Miaoli County. Its operations span contract manufacturing of TFT-LCD and display modules, LED lighting, and mobile phone trading. For more information, visit en.eprolcd.com.tw.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, including statements regarding the Company’s strategy for AI distribution, the phased strategic path described above, the completion of supplier registration with iFP, and the volume, timing and profitability of any transactions under the Agreement. The strategic path described above reflects the Company’s broader vision and is not a commitment under the Agreement, which concerns only the distribution of pre-owned mobile devices. Phases 2 and 3 are objectives, not commitments; the Company has no current agreements, products or definitive plans relating to AI agent distribution, and there can be no assurance that any AI-related objective described in this release will be pursued or achieved. Such statements involve known and unknown risks and uncertainties, including that: the Agreement imposes no minimum purchase or sales commitment, and no transaction will occur unless a separate sale and purchase contract is signed; the Agreement does not guarantee any revenue, margin or profitability to Nocera; Nocera’s registration as a supplier of iFP has not been completed and may not be completed; allocated quantities and values are those recorded by iFP, and actual shipments may differ materially in quantity, amount, timing and model mix; and the goods are pre-owned, and neither party gives any warranty as to their condition, grade, specification, functionality, lock status or value. Actual results may differ materially from those expressed or implied. Nocera undertakes no obligation to update any forward-looking statement except as required by law. Statements concerning the program, the allocation and iFP are based on information provided by E-PRO and on iFP’s written confirmation. Nothing in this release constitutes an offer to sell or a solicitation of an offer to buy any security. References to device models are descriptive only and do not imply any relationship with, endorsement by, or authorization from any device manufacturer. Historical references to earlier technology cycles illustrate the Company’s strategic reasoning and are not predictive of its results.

PR & Media Contact:

Phoenix MGMT & Consulting

PR@PhoenixMGMTConsulting.com

888-228-0122

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